Exhibit 99.2

Global Eagle Entertainment Promotes Michael Zemetra to Chief Financial Officer

Los Angeles, Calif. (November 6, 2014) – Global Eagle Entertainment Inc. (Nasdaq: ENT), a worldwide leading provider of content, connectivity and digital media solutions to airlines, has promoted Michael Zemetra to Chief Financial Officer.  Previously, Zemetra served as Chief Accounting Officer and Controller at Global Eagle Entertainment (“GEE”) since June of 2013.  He will report directly to Dave Davis, Chief Executive Officer of GEE.

“I’d like to congratulate Mike on this promotion and believe that he will continue to be a key member of the executive team,” commented Davis. “Mike has played an important role in the growth of GEE and his experience and success leading financial operations makes him the perfect choice to take on this important role in shaping the future of our company. Since joining us last year, he has had a meaningful impact and provides deep financial expertise to the company, including implementing core controls and processes.”

Prior to joining GEE, Mr. Zemetra worked at Demand Media, Inc. (“Demand”), a publicly-traded diversified Internet media company located in Santa Monica, California. While at Demand, Mr. Zemetra was instrumental in taking Demand public in 2011 and served in various financial roles, including as Senior Vice President and Chief Accounting Officer. From 2000 to early 2008, Mr. Zemetra held financial roles for a variety of media, mobile and biotechnology start-up companies such as Helio, Inc, Clearant, Inc., JAMDAT Mobile, Inc., and eCompanies, LLC. From 1995 to 2000, Mr. Zemetra worked for PricewatershouseCoopers, LLC, where he provided consulting and financial services to a variety of high profile entertainment and media clients.

Mr. Zemetra earned his Certified Public Accounting license from the state of California in 2005, and holds a Master’s Degree in Accounting from the University of Southern California and a B.A. in Business Economics from the University of California Riverside.

About Global Eagle Entertainment

Global Eagle Entertainment Inc. (Nasdaq: ENT) is a worldwide provider of media content, technology, and connectivity solutions to the travel industry. Through the industry’s most comprehensive product and services platform, Global Eagle Entertainment provides airlines with a wide range of inflight solutions. These include Wi-Fi, movies, television, music, interactive software, as well as portable IFE solutions, content management services, e-commerce solutions and original content development. Serving over 150 airlines worldwide, Global Eagle Entertainment delivers exceptional quality and value to its customers to help them achieve their passenger experience objectives. The company’s headquarters are located in Los Angeles, California, with offices and teams located in North America, Asia, the Middle East, Europe, Africa, Oceania and South America. Find out more at www.globaleagleent.com.

Contact:

Kevin Trosian

Vice President, Corporate Development and Investor Relations

+1 310-740-8624

investor.relations@globaleagleent.com

pr@globaleagleent.com